UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2004

TOREADOR RESOURCES CORPORATION
(Exact name of registrant as specified in charter)

Delaware	0-02517	75-0991164
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

4809 Cole Avenue, Suite 108		75205
Dallas, Texas		(Zip Code)
(Address of principal
executive offices)

        Registrant’s telephone number, including area code: (214) 559-3933

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

Below is a press release issued by Toreador on May 20, 2004 regarding information relating to and announced at the 2004 annual meeting. The information in this Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

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TOREADOR RE-ELECTS BOARD MEMBERS AT 2004
ANNUAL MEETING OF STOCKHOLDERS

Company Discusses Potential of Turkish Prospect

        DALLAS, TEXAS - (May 20, 2004) - Toreador Resources Corporation (NASDAQ: TRGL; TSX: TRX) held its 2004 annual meeting of stockholders today.

        The meeting was conducted by Toreador Chairman of the Board John Mark McLaughlin. G. Thomas Graves III, Toreador President and Chief Executive Officer, provided a summary of the company’s business, including an update of operational activities.

        With approximately 87% of the shares entitled to vote represented at the meeting in person or by proxy, the eight nominees named in the proxy statement were re-elected directors for a one-year term. The board members re-elected were: David M. Brewer, Herbert L. Brewer, Peter L. Falb, G. Thomas Graves III, Thomas P. Kellogg, Jr., William I. Lee, John Mark McLaughlin and H.R. Sanders, Jr.

        There were no additional proposals presented to stockholders for a vote.

        In remarks at the meeting, the potential of Toreador’s South Akcakoca prospect offshore Turkey was discussed.

        As previously announced, in July Toreador will begin to drill its first exploratory well, the Ayazli-1, in the shallow waters of the western Black Sea on the South Akcakoca prospect.

        Toreador noted that gross revenues during the life of the project, if successful and fully developed, could range from $1.2 billion to $1.4 billion. This estimate is subject to several assumptions, including projected daily production of about 125 million cubic feet of gas per day sold at the wellhead price of $4.00 per thousand cubic feet. The company estimates potential reserves on the South Akcakoca prospect are approximately 350 billion cubic feet based on available information. Based on its technical evaluation, the company believes per-prospect reserve potential in this frontier area could range from 100 billion cubic feet to 1 trillion cubic feet.

        The Turkish national oil company, TPAO, will be carried on the Ayazli-1 well and has an option to participate in additional wells on Toreador’s Black Sea prospects on this acreage for a 51% working interest. Toreador is the operator and holds a 49% working interest. However, Toreador could find a partner that would share project costs in exchange for a portion of its working interest.

        Toreador also said the Turkish government recently awarded the company six permits comprising about 730,000 acres in the Black Sea’s Thrace region between Bulgaria and the Bosporus Straits. It has 100% working interest in the permits. In addition, the company has applied for 2.5 million acres immediately north of the acreage where the company will drill the Ayazli-1 well.

ABOUT TOREADOR

        Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

        Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

         Cautionary Notes to Investors — The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Toreador uses the term “potential reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC. Investors are urged to also consider closely the disclosure in Toreador’s Form 10-K for the fiscal year ended December 31, 2003, available from the company by calling 214.559.3933 or 800.966.2141. This form also can be obtained from the SEC at www.sec.gov.

        The term “potential,” when referring to Toreador’s reserves, represents Toreador management’s current belief or judgment, based on information available to it, regarding the potential reserves that could be recovered or could be recoverable. These numbers should not be viewed as reliable for the purposes of estimating Toreador’s reserves or its prospects. Additionally, the term “potential” has no engineering significance and is not related to the term “possible” as that term may be used by the Society of Petroleum Engineers.

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CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Investor Relations
214-559-3933 or 800-966-2141

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 21, 2004	TOREADOR RESOURCES CORPORATION By: /s/ G. Thomas Graves III G. Thomas Graves III, President and CEO